EXHIBIT 3

June 7, 2001

NetZero, Inc.
2555 Townsgate Road
Westlake Village, California 91361-2650

Ladies and Gentlemen:

    In connection with the execution of an Agreement and Plan of Merger (the "Merger Agreement") by and among NetZero, Inc. ("NetZero"), Juno Online Services, Inc. ("Juno"), United Online, Inc. ("United Online") and others, the undersigned agrees to amend the registration rights agreement under which the undersigned has rights to cause Juno (and, after closing of the Mergers, United Online) to register under the Securities Act of 1933 (the "Securities Act") the undersigned's common stock in Juno (or, after closing of the Mergers, the undersigned's common stock in United Online) such that the current persons or entities who have rights to require NetZero to register their common stock in NetZero under the Securities Act shall be able to have such rights pari passu with the undersigned's registration rights. Unless otherwise indicated, capitalized terms not defined herein have the meanings given to them in the Merger Agreement.

By:	Name: Title